Exhibit 99.1

FINWISE BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS
- Loan Originations of $6.1 Billion for 2025, including $1.6 Billion for Fourth Quarter -
- Net Income of $16.1 Million for 2025, including $3.9 Million for Fourth Quarter -
- Diluted Earnings Per Share of $1.13 for 2025, including $0.27 for Fourth Quarter -

MURRAY, UTAH — January 29, 2026 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter and fiscal year ended December 31, 2025.

Fourth Quarter 2025 Highlights
•Loan originations totaled $1.6 billion, compared to $1.8 billion for the quarter ended September 30, 2025, and $1.3 billion for the fourth quarter of the prior year
•Net interest income was $24.6 million, compared to $18.6 million for the quarter ended September 30, 2025, and $15.5 million for the fourth quarter of the prior year
•Net income was $3.9 million, compared to $4.9 million for the quarter ended September 30, 2025, and $2.8 million for the fourth quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.27 for the quarter, compared to $0.34 for the quarter ended September 30, 2025, and $0.20 for the fourth quarter of the prior year
•Efficiency ratio1 was 50.5%, compared to 47.6% for the quarter ended September 30, 2025, and 64.2% for the fourth quarter of the prior year
•Nonperforming loan balances were $43.7 million as of December 31, 2025, compared to $42.8 million as of September 30, 2025, and $36.5 million as of December 31, 2024. Nonperforming loan balances guaranteed by the Small Business Administration (“SBA”) were $24.2 million, $23.3 million, and $19.2 million as of December 31, 2025, September 30, 2025, and December 31, 2024, respectively

“FinWise delivered a strong 2025, growing net income 26% versus 2024 and posting a steady fourth quarter, all of which underscores how our multi-year investments are gradually translating into tangible, sustainable results,” said Kent Landvatter, Chairman and CEO of FinWise Bancorp. “We delivered balanced revenue growth and disciplined expense management, leading to solid profitability and continued expansion of tangible book value per share. Fourth quarter loan originations totaled $1.6 billion, ahead of our initial guidance of $1.4 billion. This brings full-year 2025 originations to $6.1 billion, representing healthy 22% year-over-year growth. Balances in our credit enhanced product reached $118 million at year-end 2025, also ahead of expectations. With a scalable model that is now demonstrating sustained momentum, we remain confident in our ability to continue delivering long‑term value for our shareholders.”

1 See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this non-GAAP measure.

Selected Financial and Other Data

	As of and for the Three Months Ended			As of and for the Years Ended
($ in thousands, except per share amounts)	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Amount of loans originated	$1,561,310	$1,789,736	$1,305,028	$6,098,830	$5,015,662
Net income	$3,915	$4,891	$2,793	$16,091	$12,742
Diluted EPS(1)	$0.27	$0.34	$0.20	$1.13	$0.93
Return on average assets(2)	1.7%	2.2%	1.6%	1.9%	2.0%
Return on average equity(2)	8.1%	10.6%	6.5%	8.9%	7.7%
Yield on loans	16.06%	13.09%	14.01%	13.43%	14.47%
Cost of interest-bearing deposits	3.96%	4.06%	4.30%	4.02%	4.57%
Net interest margin	11.42%	9.01%	10.00%	9.23%	9.99%
Efficiency ratio(3)	50.5%	47.6%	64.2%	53.8%	64.9%
Tangible book value per share(4)	$14.15	$13.84	$13.15	$14.15	$13.15
Tangible shareholders’ equity to tangible assets(4)	19.8%	20.9%	23.3%	19.8%	23.3%
Leverage ratio (Bank under CBLR)	16.9%	17.2%	20.6%	16.9%	20.6%
Full-time equivalent employees	198	194	196	198	196
(1)    FinWise uses the two-class method to calculate basic and diluted EPS as restricted stock awards are considered participating securities due to the dividend rights associated with those awards. On December 31, 2025, executive management elected to waive the dividend rights on their non-vested restricted stock awards. As a result, beginning on December 31, 2025, the unvested shares held by executive management will no longer be treated as participating securities and are excluded from the two-class method calculation of EPS. This change was effective beginning with the quarter ending December 31, 2025 and had a de minimus impact on basic and diluted earnings per share. The change does not affect previously reported periods.
(2)    Annualized for the respective three-month periods.
(3)    Efficiency ratio is a non-GAAP financial measure. The efficiency ratio is defined as total non-interest expense divided by the sum of net interest income and non-interest income. The Company believes this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure.
(4)    Tangible shareholders’ equity to tangible assets is a non-GAAP financial measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity to total assets. The Company had no goodwill or other intangible assets at the end of any period indicated. The Company has not considered loan servicing rights or loan trailing fee assets as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity at the end of each of the periods indicated.

Net Interest Income and Net Interest Margin
Net interest income was $24.6 million for the fourth quarter of 2025, compared to $18.6 million for the prior quarter and $15.5 million for the prior year period. The increase from the prior quarter was primarily due to an increase in the Bank’s credit enhanced balances in the held-for-investment portfolio of $76.5 million which carries a higher contractual interest rate, offset in part by increased average balances in certificates of deposits used to fund the loan portfolio growth. The increase from the prior year period was primarily due to an increase in the Bank’s credit enhanced balances in the held-for-investment portfolio of $117.0 million and increased average balances in the Strategic Program loans held-for-sale portfolio of $51.5 million and was offset in part by growth in brokered certificates of deposits used to fund the loan portfolio growth.

Loan originations totaled $1.6 billion for the fourth quarter of 2025, a decrease from the $1.8 billion recorded in the prior quarter and an increase from the $1.3 billion recorded in the prior year period. The decrease from the prior quarter was primarily due to the seasonality of two strategic programs originating higher volumes of student loans during the third quarter. The increase from the prior year period mostly reflects the expansion of originations from newly onboarded strategic programs and the continued increase in originations by certain established strategic programs.

Net interest margin for the fourth quarter of 2025 was 11.42%, compared to 9.01% for the prior quarter and 10.00% for the prior year period. The increase in net interest margin from the prior quarter is largely attributable to the credit enhanced portfolio growth of $76.5 million as well as a reduction in accrued interest reversals on loans migrating to nonaccrual status during the fourth quarter when compared to the prior quarter. The increase in net interest margin from the prior year period was attributable to the growth in the credit enhanced portfolio of $117.0 million and was partially offset by the Company’s strategy to reduce the average credit risk in the loan portfolio by increasing its investment in higher quality but lower yielding loans.

Provision for Credit Losses

	Three Months Ended
($ in thousands)	12/31/2025	9/30/2025	12/31/2024
Provision for credit losses:
Strategic Program loans - with credit enhancement(1)	$12,801	$8,762	$25
Strategic Program loans - without credit enhancement	2,064	2,550	2,405
All other loans (core portfolio)	2,853	1,346	1,337
Provision for credit losses on loans	17,718	12,658	3,767
Provision for unfunded commitments	(6)	141	111
Total provision for credit losses	$17,712	$12,799	$3,878
(1)    For credit enhanced loans, fintech partners are required to maintain a deposit account at FinWise, which is used to recover charge-offs. The provision for credit losses on these loans differs from the core portfolio, as it is fully offset by expected recoveries under the partner guarantee, which is recognized as credit enhancement income in non-interest income.

The Company’s provision for credit losses was $17.7 million for the fourth quarter of 2025, compared to $12.8 million for the prior quarter and $3.9 million for the prior year period. The increase in the provision for credit losses from the prior quarter and the prior year period resulted primarily from growth in the credit enhanced loan portfolio as well as higher net charge-offs resulting from our adoption of more conservative servicing and administration standards which prompted an accelerated classification of nonperforming loans and charge-offs.

Non-interest Income

	Three Months Ended
($ in thousands)	12/31/2025	9/30/2025	12/31/2024
Non-interest income
Strategic Program fees	$5,477	$6,180	$4,899
Gain on sale of loans	2,190	1,854	872
SBA loan servicing fees, net	4	(242)	181
Change in fair value on investment in BFG	400	200	(200)
Credit enhancement income	12,801	8,762	25
Other miscellaneous income (loss)	1,410	1,298	(174)
Total non-interest income	$22,282	$18,052	$5,603

The increase in non-interest income from the prior quarter was primarily due to increases in credit enhancement income. Credit enhancement income mirrors the provision for credit losses on credit enhanced loans and increased principally due to the higher credit enhanced loan balances outstanding at December 31, 2025. Offsetting this non-interest income increase in part was a decrease in Strategic Program fees due to lower origination volumes.

The increase in non-interest income compared to the prior year period was primarily due to increases in credit enhanced loan balances which generated higher credit enhancement income. Additionally, the increased sales of the guaranteed portions of SBA 7(a) loans led to an increase in gains on loan sales, while higher originations resulted in increased Strategic Program fees. Other miscellaneous income also increased, largely because of a charge in the prior year period of $0.9 million to remove unamortized broker premiums upon calling $160.0 million of callable certificates of deposits, an increase in current quarter dividends received from our investment in BFG as well as an increase in operating lease rental income during the current quarter.

Non-interest Expense

	Three Months Ended
($ in thousands)	12/31/2025	9/30/2025	12/31/2024
Non-interest expense
Salaries and employee benefits	$11,157	$10,814	$9,375
Professional services	899	876	556
Occupancy and equipment expenses	434	456	533
Credit enhancement servicing expense	961	248	1
Credit enhancement guarantee expense	6,724	1,720	5
Other operating expenses	3,476	3,335	3,094
Total non-interest expense	$23,651	$17,449	$13,564

The increase in non-interest expense from the prior quarter resulted primarily from increases in credit enhancement guarantee and servicing expenses largely related to growth in credit enhanced loans.

The increase in non-interest expense from the prior year period was primarily due to an increase in credit enhancement program expenses resulting from growth in credit enhanced loans and salaries and employee benefits mainly from the amortization of deferred compensation awards incurred to retain and motivate our employees.

FinWise’s efficiency ratio was 50.5% for the fourth quarter, compared to 47.6% for the prior quarter and 64.2% for the prior year period. We expect the efficiency ratio to continue improving as we begin to realize revenues from interest earned on credit enhanced loan balances.

Tax Rate
The Company’s effective tax rate was 28.7% for the fourth quarter of 2025, compared to 23.7% for the prior quarter and 24.3% for the prior year period. The increase from the prior quarter and prior year period was principally due to an increase in the exclusion of compensation expense for highly compensated individuals and the apportionment of income between states with various tax rates.

Net Income
Net income was $3.9 million for the fourth quarter of 2025, compared to $4.9 million for the prior quarter and $2.8 million for the prior year period. The changes in net income for the three months ended December 31, 2025 compared to the prior quarter and prior year period are generally the result of the factors discussed in the foregoing sections.

Balance Sheet
The Company’s total assets were $977.1 million as of December 31, 2025, an increase from $899.9 million as of September 30, 2025 and $746.0 million as of December 31, 2024. The increase in total assets from September 30, 2025 was primarily due to continued growth in the Company’s loans held-for-investment, net, of $17.8 million, interest-bearing cash deposits of $56.1 million, and an increase in the credit enhancement asset of $11.2 million. The increase in total assets compared to December 31, 2024 was primarily due to increases in the Company’s loans held-for-investment, net, of $103.5 million, loans held-for-sale portfolio of $54.9 million, interest-bearing cash deposits of $51.8 million, and credit enhancement asset of $22.3 million. The increased loan balances are generally consistent with our strategy to grow the loan portfolio with higher quality lower risk assets.

The following table provides the composition and gross balances of loans held-for-investment (“HFI”) as of the dates indicated:

	12/31/2025		9/30/2025		12/31/2024
($ in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$205,615	34.5%	$240,060	42.2%	$255,056	54.8%
Commercial leases	78,743	13.2%	90,413	15.8%	70,153	15.1%
Commercial, non-real estate	4,201	0.7%	4,827	0.9%	3,691	0.8%
Residential real estate	59,602	10.0%	60,503	10.7%	51,574	11.1%
Strategic Program loans:
Strategic Program loans - with credit enhancement	117,913	19.8%	41,369	7.3%	891	0.2%
Strategic Program loans - without credit enhancement	21,637	3.6%	21,654	3.8%	19,231	4.1%
Commercial real estate:
Owner occupied	84,016	14.1%	83,302	14.7%	41,046	8.8%
Non-owner occupied	1,638	0.3%	1,424	0.3%	1,379	0.3%
Consumer	21,927	3.8%	24,250	4.3%	22,212	4.8%
Total period end loans	$595,292	100.0%	$567,802	100.0%	$465,233	100.0%

Note: SBA loans as of December 31, 2025, September 30, 2025 and December 31, 2024 include $102.7 million, $132.2 million and $158.7 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA. The HFI balance on Strategic Program loans without credit enhancement with annual interest rates below 36% as of December 31, 2025, September 30, 2025 and December 31, 2024 was $3.8 million, $3.9 million and $3.1 million, respectively.

Total gross loans HFI as of December 31, 2025 increased $27.5 million and $130.1 million compared to September 30, 2025 and December 31, 2024, respectively. The Company increased its sales of the guaranteed portion of SBA loans during the fourth quarter of 2025, resulting in higher gains on sale of loans. The declines in the SBA and commercial lease portfolios between third and fourth quarters of 2025 was mainly due to sales of associated loans within those portfolios. Management anticipates that these portfolios will continue to grow in 2026, aligned with the Company’s objective to diversify its loan portfolio with higher-quality but lower- interest rate loans. The credit enhanced portfolio of the Strategic Program loans increased $76.5 million in the quarter to $117.9 million consistent with the Company’s strategy to increase the outstanding balance of lower credit risk loans.

The following table presents the Company’s deposit composition as of the dates indicated:

	12/31/2025		9/30/2025		12/31/2024
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$168,442	22.3%	$130,601	19.2%	$126,782	23.3%
Interest-bearing deposits:
Demand	74,817	9.9%	89,443	13.1%	71,403	13.1%
Savings	11,017	1.5%	11,495	1.7%	9,287	1.7%
Money market	22,017	2.9%	22,634	3.3%	16,709	3.0%
Time certificates of deposit	478,268	63.4%	428,137	62.7%	320,771	58.9%
Total period end deposits	$754,561	100.0%	$682,310	100.0%	$544,952	100.0%

The increase in total deposits as of December 31, 2025 from September 30, 2025 and December 31, 2024 was driven primarily by growth in time certificates of deposits, which were added to fund loan growth and enhance the liquidity of the balance sheet and an increase in noninterest-bearing demand deposits primarily related to collateral deposits by certain strategic programs in anticipation of increased volumes in student loan fundings in January 2026.

Total shareholders’ equity as of December 31, 2025 increased $5.4 million to $193.2 million from $187.8 million at September 30, 2025. Compared to December 31, 2024, total shareholders’ equity increased by $19.5 million from $173.7 million. The increases from September 30, 2025 and December 31, 2024 were primarily due to net income generated throughout the respective periods.

Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of
Capital Ratios	12/31/2025	9/30/2025	12/31/2024	Well-Capitalized Requirement
Leverage ratio	16.9%	17.2%	20.6%	9.0%

The decrease in the leverage ratio from the prior quarter and prior year period resulted primarily from the growth in the loan portfolio exceeding the relative growth in capital from earnings. The Bank’s capital levels as of December 31, 2025 remain sufficiently above the regulatory well-capitalized guidelines as of December 31, 2025.

Share Repurchase Program
Since the share repurchase program’s inception in March 2024, the Company has repurchased and subsequently retired a total of 44,608 shares for $0.5 million. There were no shares repurchased during the fourth quarter of 2025.

Asset Quality
The recorded balances of nonperforming loans were $43.7 million, or 7.3% of total loans held-for-investment, as of December 31, 2025, compared to $42.8 million, or 7.5% of total loans held-for-investment, as of September 30, 2025 and $36.5 million, or 7.8% of total loans held-for-investment, as of December 31, 2024. The balances of nonperforming loans guaranteed by the SBA were $24.2 million, $23.3 million, and $19.2 million as of December 31, 2025, September 30, 2025 and December 31, 2024, respectively. The increase in nonperforming loans from the prior quarter and prior year period was primarily attributable to an increase in the SBA 7(a) loan portfolio being classified as nonaccrual mainly due to the negative impact of sustained elevated interest rates on the Company’s small business borrowers. The Company’s allowance for credit losses to total loans held-for-investment was 6.2% as of December 31, 2025 compared to 4.5% as of September 30, 2025 and 2.8% as of December 31, 2024. The increase in the ratio from the prior quarter and prior year period was primarily due to the provision for credit losses related to the growth of the credit enhanced loan balances.

The Company’s net charge-offs were $6.7 million, $3.1 million and $3.2 million for the three months ended December 31, 2025, September 30, 2025, and December 31, 2024, respectively. The increase in charge-offs from the prior quarter and the prior year period resulted primarily from growth in the credit enhanced loan portfolio as well as higher net charge-offs in the non-SP loan portfolios resulting from our adoption of more conservative servicing and administration standards which prompted an accelerated classification of nonperforming loans and charge-offs.

The following table presents a summary of changes in the allowance for credit losses and credit quality data for the periods indicated:

	Three Months Ended
($ in thousands)	12/31/2025	9/30/2025	12/31/2024
Allowance for credit losses:
Beginning balance	$25,778	$16,247	$12,661
Provision for credit losses(1)	17,718	12,658	3,766
Charge-offs
Construction and land development	—	—	—
Residential real estate	(704)	(33)	(206)
Residential real estate multifamily	—	—	—
Commercial real estate:
Owner occupied	(1,204)	(258)	(411)
Non-owner occupied	—	—	—
Commercial and industrial	(441)	(409)	(555)
Consumer	(212)	(119)	(60)
Lease financing receivables	(73)	(52)	—
Strategic Program loans	(4,432)	(2,746)	(2,528)
Recoveries
Construction and land development	—	—	—
Residential real estate	2	3	6
Residential real estate multifamily	—	—	—
Commercial real estate:
Owner occupied	28	90	112
Non-owner occupied	—	—	—
Commercial and industrial	—	1	—
Consumer	5	3	1
Lease financing receivables	3	52	77
Strategic Program loans	328	341	313
Ending Balance	$36,796	$25,778	$13,176

Credit Quality Data	As of and For the Three Months Ended
($ in thousands)	12/31/2025	9/30/2025	12/31/2024
Nonperforming loans:
Guaranteed	$24,195	$23,333	$19,203
Unguaranteed	19,518	19,445	17,281
Total nonperforming loans	$43,713	$42,778	$36,484
Allowance for credit losses	$36,796	$25,778	$13,176
Net charge-offs	$6,700	$3,126	$3,249
Total loans held-for-investment	$595,292	$567,802	$465,233
Total loans held-for-investment less guaranteed balances	$492,598	$435,557	$306,483
Average loans held-for-investment	$594,967	$550,534	$454,474
Nonperforming loans to total loans held-for-investment	7.3%	7.5%	7.8%
Unguaranteed nonperforming loans to total loans held-for-investment	3.3%	3.4%	3.7%
Net charge-offs to average loans held-for-investment (annualized)	4.5%	2.3%	2.8%
Allowance for credit losses to loans held-for-investment	6.2%	4.5%	2.8%
Allowance for credit losses to loans held-for-investment less guaranteed balances	7.5%	5.9%	4.3%
(1)    Excludes the provision for unfunded commitments.

Webcast and Conference Call Information
FinWise will host a conference call today at 5:00 PM ET to discuss its financial results for the fourth quarter and year ended December 31, 2025. A simultaneous audio webcast of the conference call will be available at https://investors.finwisebancorp.com/.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). The conference ID is 13757193. Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

Website Information
The Company intends to use its website, www.finwisebancorp.com, as a means of complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah which wholly owns FinWise Bank, a Utah chartered state bank, and FinWise Investment LLC (together “FinWise”). FinWise provides Banking and Payments solutions to fintech brands. FinWise’s existing Strategic Program Lending business, conducted through scalable API-driven infrastructure, powers deposit, lending and payments programs for leading fintech brands. As part of Strategic Program Lending, FinWise also provides a Credit Enhanced Balance Sheet Program, which addresses the challenges that lending and card programs face diversifying their funding sources and managing capital efficiency. In addition, FinWise manages other Lending programs such as SBA 7(a), Owner Occupied Commercial Real Estate, and Leasing, which provide flexibility for disciplined balance sheet growth. FinWise is also expanding and diversifying its business model by incorporating Payments (MoneyRails™) and BIN Sponsorship offerings. Through its compliance oversight and risk management-first culture, FinWise is well positioned to guide fintechs through a rigorous process to facilitate regulatory compliance. For more information about FinWise visit https://investors.finwisebancorp.com.

Contacts
investors@finwisebank.com
media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, the Company’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “believe,” “expect,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or similar expressions generally indicate a forward-looking statement.

These forward-looking statements are based on management assumptions and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond the Company’s control. Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including: the success of the financial technology and banking-as-a-service industries, as well as the continued evolution of the regulation of these industries; the Company’s ability to maintain and grow its relationships with its service providers and reliance on such providers to comply with regulatory regimes; the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; ability to effectively manage and remediate system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to measure and manage its credit risk effectively and any deterioration of the business and economic conditions in the Company’s primary market areas; the adequacy of the Company’s allowance for credit losses; changes in Small Business Administration rules, regulations and loan products and the existing regulatory framework for brokered deposits; higher inflation and its impacts; the effects of changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs on its trading partners; the value of collateral securing the Company’s loans; the Company’s levels of nonperforming assets; the potential for negative consequences resulting from regulatory violations, investigations and examinations, including potential supervisory actions, the assessment of fines and penalties, the imposition of sanctions, the need to undertake remedial actions and possible damage to the Company’s reputation; natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities; anticipated benefits of new lines of business that the Company may enter or investments or acquisitions the Company may make that are not realized within the expected time frame or at all; further negative ratings outlooks or downgrades of the long-term credit rating of the United States; the ongoing government shutdown and other political impasses, including with respect to the debt ceiling and the federal budget of the United States.

The Company cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. The Company does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by the Company or by or on behalf of the Company, except as may be required under applicable law.

FINWISE BANCORP
CONSOLIDATED BALANCE SHEETS
($ in thousands; Unaudited)

	12/31/2025	9/30/2025	12/31/2024
ASSETS
Cash and cash equivalents
Cash and due from banks	$12,082	$10,362	$9,600
Interest-bearing deposits	151,318	95,265	99,562
Total cash and cash equivalents	163,400	105,627	109,162
Investment securities available-for-sale, at fair value	27,755	27,761	29,930
Investment securities held-to-maturity, at cost	9,927	10,617	12,565
Investment in Federal Home Loan Bank (“FHLB”) stock, at cost	440	440	349
Strategic Program loans held-for-sale, at lower of cost or fair value	146,473	156,718	91,588
Loans held-for-investment, net	551,334	533,549	447,812
Credit enhancement asset	22,411	11,214	111
Premises and equipment, net	2,540	2,725	3,548
Assets subject to operating leases, net	12,575	13,317	10,176
Accrued interest receivable	3,707	1,959	3,566
Deferred taxes, net	2,345	1,079	—
SBA servicing asset, net	3,547	3,121	3,273
Investment in Business Funding Group (“BFG”), at fair value	9,000	8,600	7,700
Operating lease right-of-use (“ROU”) assets	2,963	3,162	3,564
Income tax receivable, net	3,545	3,314	8,868
Other assets	15,173	16,726	13,764
Total assets	$977,135	$899,929	$745,976

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$168,442	$130,601	$126,782
Interest-bearing	586,119	551,709	418,170
Total deposits	754,561	682,310	544,952
Accrued interest payable	2,632	4,518	1,494
Income taxes payable, net	837	839	4,423
Deferred taxes, net	—	—	899
Operating lease liabilities	4,408	4,683	5,302
Other liabilities	21,502	19,814	15,186
Total liabilities	783,940	712,164	572,256

Shareholders’ equity
Common stock	14	14	13
Additional paid-in-capital	60,958	59,417	56,926
Retained earnings	132,197	128,282	116,594
Accumulated other comprehensive income, net of tax	26	52	187
Total shareholders’ equity	193,195	187,765	173,720
Total liabilities and shareholders’ equity	$977,135	$899,929	$745,976

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share amounts; Unaudited)

	Three Months Ended
	12/31/2025	9/30/2025	12/31/2024
Interest income
Interest and fees on loans	$28,915	$22,532	$18,388
Interest on securities	349	360	401
Other interest income	970	1,074	573
Total interest income	30,234	23,966	19,362

Interest expense
Interest on deposits	5,666	5,359	3,833
Total interest expense	5,666	5,359	3,833
Net interest income	24,568	18,607	15,529

Provision for credit losses	17,712	12,799	3,878
Net interest income after provision for credit losses	6,856	5,808	11,651

Non-interest income
Strategic Program fees	5,477	6,180	4,899
Gain on sale of loans, net	2,190	1,854	872
SBA loan servicing fees, net	4	(242)	181
Change in fair value on investment in BFG	400	200	(200)
Credit enhancement income	12,801	8,762	25
Other miscellaneous income	1,410	1,298	(174)
Total non-interest income	22,282	18,052	5,603

Non-interest expense
Salaries and employee benefits	11,157	10,814	9,375
Professional services	899	876	556
Occupancy and equipment expenses	434	456	533
Credit enhancement servicing expense	961	248	1
Credit enhancement guarantee expense	6,724	1,720	5
Other operating expenses	3,476	3,335	3,094
Total non-interest expense	23,651	17,449	13,564
Income before income taxes	5,487	6,411	3,690

Provision for income taxes	1,572	1,520	897
Net income	$3,915	$4,891	$2,793

Earnings per share, basic	$0.29	$0.36	$0.21
Earnings per share, diluted	$0.27	$0.34	$0.20

Weighted average shares outstanding, basic	12,952,200	12,859,264	12,659,986
Weighted average shares outstanding, diluted	13,635,186	13,615,354	13,392,411
Shares outstanding at end of period	13,655,961	13,571,090	13,211,640

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share amounts)

	Years Ended
	12/31/2025	12/31/2024
	(Unaudited)
Interest income
Interest and fees on loans	$87,087	$68,892
Interest on securities	1,489	897
Other interest income	3,902	4,563
Total interest income	92,478	74,352

Interest expense
Interest on deposits	20,295	15,440
Total interest expense	20,295	15,440
Net interest income	72,183	58,912

Provision for credit losses	38,573	11,573
Net interest income after provision for credit losses	33,610	47,339

Non-interest income
Strategic Program fees	22,024	17,762
Gain on sale of loans, net	6,373	2,036
SBA loan servicing fees, net	(156)	1,137
Change in fair value on investment in BFG	1,300	(625)
Credit enhancement income	23,924	111
Other miscellaneous income	5,018	2,064
Total non-interest income	58,483	22,485

Non-interest expense
Salaries and employee benefits	42,288	35,205
Professional services	3,630	4,736
Occupancy and equipment expenses	1,877	2,179
Credit enhancement servicing expense	1,222	1
Credit enhancement guarantee expense	8,533	8
Other operating expenses	12,783	10,706
Total non-interest expense	70,333	52,835
Income before income taxes	21,760	16,989

Provision for income taxes	5,669	4,247
Net income	$16,091	$12,742

Earnings per share, basic	$1.20	$0.98
Earnings per share, diluted	$1.13	$0.93

Weighted average shares outstanding, basic	12,828,016	12,612,455
Weighted average shares outstanding, diluted	13,565,336	13,228,869
Shares outstanding at end of period	13,655,961	13,211,160

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands; Unaudited)

	Three Months Ended
	12/31/2025			9/30/2025			12/31/2024
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Interest-bearing deposits	$101,074	$970	3.81%	$97,404	$1,074	4.37%	$52,375	$573	4.35%
Investment securities	38,124	349	3.64%	39,497	360	3.61%	43,212	401	3.69%
Strategic Program loans held-for-sale	119,139	5,765	19.20%	132,314	6,219	18.65%	67,676	5,040	29.63%
Loans held-for-investment	594,967	23,150	15.44%	550,534	16,313	11.76%	454,474	13,348	11.68%
Total interest-earning assets	853,304	30,234	14.06%	819,749	23,966	11.60%	617,737	19,362	12.47%
Noninterest-earning assets	66,770			65,084			55,767
Total assets	$920,074			$884,833			$673,504
Interest-bearing liabilities:
Demand	$76,080	$663	3.46%	$69,941	$630	3.57%	$57,305	$617	4.28%
Savings	11,507	47	1.62%	12,271	54	1.75%	9,192	9	0.40%
Money market accounts	20,990	193	3.64%	24,629	237	3.82%	15,726	147	3.73%
Certificates of deposit	458,838	4,763	4.12%	417,059	4,438	4.22%	272,799	3,060	4.46%
Total deposits	567,415	5,666	3.96%	523,900	5,359	4.06%	355,022	3,833	4.30%
Other borrowings	—	—	—%	—	—	—%	79	—	0.35%
Total interest-bearing liabilities	567,415	5,666	3.96%	523,900	5,359	4.06%	355,101	3,833	4.29%
Noninterest-bearing deposits	129,063			140,499			119,945
Noninterest-bearing liabilities	32,738			36,552			27,636
Shareholders’ equity	190,858			183,882			170,823
Total liabilities and shareholders’ equity	$920,074			$884,833			$673,505
Net interest income and interest rate spread		$24,568	10.10%		$18,607	7.54%		$15,529	8.18%
Net interest margin			11.42%			9.01%			10.00%
Ratio of average interest-earning assets to average interest-bearing liabilities			150.38%			156.47%			173.96%

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands; Unaudited)

	Years Ended
	12/31/2025			12/31/2024
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Interest-bearing deposits	$93,107	$3,902	4.19%	$87,086	$4,563	5.24%
Investment securities	40,449	1,489	3.68%	26,691	897	3.36%
Strategic Program loans held-for-sale	112,778	21,884	19.40%	58,896	17,698	30.05%
Loans held-for-investment	535,671	65,203	12.17%	417,207	51,194	12.27%
Total interest-earning assets	782,005	92,478	11.83%	589,880	74,352	12.60%
Noninterest-earning assets	57,484			47,598
Total assets	$839,489			$637,478
Interest-bearing liabilities:
Demand	$71,824	$2,542	3.54%	$59,317	$2,108	3.55%
Savings	10,768	123	1.14%	9,574	66	0.69%
Money market accounts	20,376	763	3.75%	12,284	452	3.68%
Certificates of deposit	401,302	16,867	4.20%	256,575	12,814	4.99%
Total deposits	504,270	20,295	4.02%	337,750	15,440	4.57%
Other borrowings	13	—	0.05%	126	—	0.34%
Total interest-bearing liabilities	504,283	20,295	4.02%	337,876	15,440	4.57%
Noninterest-bearing deposits	125,490			107,760
Noninterest-bearing liabilities	28,055			26,634
Shareholders’ equity	181,661			165,208
Total liabilities and shareholders’ equity	$839,489			$637,478
Net interest income and interest rate spread		$72,183	7.80%		$58,912	8.03%
Net interest margin			9.23%			9.99%
Ratio of average interest-earning assets to average interest-bearing liabilities			155.07%			174.58%

Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

Efficiency ratio	Three Months Ended			Years Ended
($ in thousands)	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Non-interest expense	$23,651	$17,449	$13,564	$70,333	$52,835

Net interest income	24,568	18,607	15,529	72,183	58,912
Total non-interest income	22,282	18,052	5,603	58,483	22,485
Adjusted operating revenue	$46,850	$36,659	$21,132	$130,666	$81,397
Efficiency ratio	50.5%	47.6%	64.2%	53.8%	64.9%

The following table presents the impact of the credit enhancement program on our efficiency ratio:

Adjusted efficiency ratio	Three Months Ended			Years Ended
($ in thousands)	12/31/2025	9/30/2025	12/31/2024	12/31/2025	12/31/2024
Non-interest expense (GAAP)	$23,651	$17,449	$13,564	$70,333	$52,835
Less: credit enhancement program expenses	7,685	1,968	6	9,755	9
Adjusted non-interest expense	15,966	15,481	13,558	60,578	52,826

Net interest income (GAAP)	24,568	18,607	15,529	72,183	58,912
Less: credit enhancement program expenses	7,685	1,968	6	9,755	9
Adjusted net interest income	16,883	16,639	15,523	62,428	58,903

Total non-interest income (GAAP)	22,282	18,052	5,603	58,483	22,485
Less: credit enhancement income	12,801	8,762	25	23,924	111
Adjusted non-interest income	9,481	9,290	5,578	34,559	22,374
Adjusted operating revenue	$26,364	$25,929	$21,101	$96,987	$81,277
Adjusted efficiency ratio	60.6%	59.7%	64.3%	62.5%	65.0%

FinWise has entered into agreements with certain of its Strategic Program service providers pursuant to which they provide credit enhancement on loans which protects the Bank by indemnifying or reimbursing the Bank for incurred credit and fraud losses. We estimate and record a provision for expected losses for these Strategic Program loans in accordance with GAAP, which requires estimation of the provision without consideration of the credit enhancement. When the provision for expected losses over the life of the loans that are subject to such credit enhancement is recorded, a credit enhancement asset reflecting the future recovery of those estimated credit losses pursuant to the strategic partner’s guarantee to assume the Bank’s credit losses on each of the loans in the respective guaranteed portfolio is also recorded on the balance sheet in the form of non-interest income (credit enhancement income). Reimbursement or indemnification for incurred losses is provided for in the form of a deposit reserve account that is replenished periodically by the respective Strategic Program service provider. The credit enhancement asset is reduced as credit enhancement payments and recoveries are received from the Strategic Program service provider or taken from its cash reserve account. If the Strategic Program service provider is unable to fulfill its contracted obligations under its credit enhancement agreement, then the Bank could be exposed to the loss of the reimbursement and credit enhancement income as a result of this counterparty risk. In the event the Strategic Program service provider is not able to perform according to the contractual terms, the Bank is entitled to receive all the income on the loans. The Bank incurs expenses for the amounts owed to the strategic partner for the credit guarantee and for servicing of the credit enhanced portfolio, if applicable (credit enhancement program expenses). See the following reconciliations of non-GAAP measures for the impact of the credit enhancement on our financial condition and results. Note that these amounts are supplemental and are not a substitute for an analysis based on GAAP measures.
The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement program expenses on total interest income on loans held-for-investment and average yield on loans held-for-investment:

	As of and for the Three Months Ended			As of and for the Three Months Ended			As of and for the Three Months Ended
($ in thousands; unaudited)	12/31/2025			9/30/2025			12/31/2024
	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI
Before adjustment for credit enhancement	$594,967	$23,150	15.44%	$550,534	$16,313	11.76%	$454,474	$13,348	11.68%
Less: credit enhancement program expenses		(7,685)			(1,968)			(6)
Net of adjustment for credit enhancement program expenses	$594,967	$15,465	10.31%	$550,534	$14,345	10.34%	$454,474	$13,342	11.68%

	As of and for the Year Ended			As of and for the Year Ended
	12/31/2025			12/31/2024
($ in thousands; unaudited)	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI
Before adjustment for credit enhancement	$535,671	$65,203	12.17%	$417,207	$51,194	12.27%
Less: credit enhancement program expenses		(9,755)			(9)
Net of adjustment for credit enhancement program expenses	$535,671	$55,448	10.35%	$417,207	$51,185	12.27%

Total interest income on loans held-for-investment net of credit enhancement program expenses and the average yield on loans held-for-investment net of credit enhancement program expenses are non-GAAP measures that include the impact of credit enhancement program expenses on total interest income on loans held-for-investment and the respective average yield on loans held-for-investment, the most directly comparable GAAP measures.

The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement program expenses on net interest income and net interest margin:

	As of and for the Three Months Ended			As of and for the Three Months Ended			As of and for the Three Months Ended
	12/31/2025			9/30/2025			12/31/2024
($ in thousands; unaudited)	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin
Before adjustment for credit enhancement	$853,304	$24,568	11.42%	$819,749	$18,607	9.01%	$617,737	$15,529	10.00%
Less: credit enhancement program expenses		(7,685)			(1,968)			(6)
Net of adjustment for credit enhancement program expenses	$853,304	$16,883	7.85%	$819,749	$16,639	8.05%	$617,737	$15,523	10.00%

	As of and for the Year Ended			As of and for the Year Ended
	12/31/2025			12/31/2024
($ in thousands; unaudited)	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin
Before adjustment for credit enhancement	$782,005	$72,183	9.23%	$589,880	$58,912	9.99%
Less: credit enhancement program expenses		(9,755)			(9)
Net of adjustment for credit enhancement program expenses	$782,005	$62,428	7.98%	$589,880	$58,903	9.99%

Net interest income and net interest margin net of credit enhancement program expenses are non-GAAP measures that include the impact of credit enhancement program expenses on net interest income and net interest margin, the most directly comparable GAAP measures.

Non-interest expenses less credit enhancement program expenses is a non-GAAP measure presented to illustrate the impact of credit enhancement program expenses on non-interest expense:

($ in thousands; unaudited)	Three Months Ended December 31, 2025	Three Months Ended September 30, 2025	Three Months Ended December 31, 2024	Year Ended December 31, 2025	Year Ended December 31, 2024
Total non-interest expense	$23,651	$17,449	$13,564	$70,333	$52,835
Less: credit enhancement program expenses	(7,685)	(1,968)	(6)	(9,755)	(9)
Total non-interest expense less credit enhancement program expenses	$15,966	$15,481	$13,558	$60,578	$52,826

Total non-interest expense less credit enhancement program expenses is a non-GAAP measure that illustrates the impact of credit enhancement program expenses on non-interest expense, the most directly comparable GAAP measure.

Total non-interest income less credit enhancement income is a non-GAAP measure to illustrate the impact of credit enhancement income resulting from credit enhanced loans on non-interest income:

($ in thousands; unaudited)	Three Months Ended December 31, 2025	Three Months Ended September 30, 2025	Three Months Ended December 31, 2024	Year Ended December 31, 2025	Year Ended December 31, 2024
Total non-interest income	$22,282	$18,052	$5,603	$58,483	$22,485
Less: credit enhancement income	(12,801)	(8,762)	(25)	(23,924)	(111)
Total non-interest income less credit enhancement income	$9,481	$9,290	$5,578	$34,559	$22,374

Total non-interest income less indemnification income is a non-GAAP measure that illustrates the impact of credit enhancement income on non-interest income. The most directly comparable GAAP measure is non-interest income.

The following non-GAAP measure is presented to illustrate the effect of the credit enhancement program that creates the credit enhancement on the allowance for credit losses:

($ in thousands; unaudited)	As of December 31, 2025	As of September 30, 2025	As of December 31, 2024
Allowance for credit losses	$36,796	$25,778	$13,176
Less: allowance for credit losses related to credit enhanced loans	(22,411)	(11,214)	(111)
Allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans	$14,385	$14,564	$13,065

The allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans is a non-GAAP measure that reflects the effect of the credit enhancement program on the allowance for credit losses. The total outstanding balance of loans held-for-investment with credit enhancement as of December 31, 2025, September 30, 2025 and December 31, 2024 was approximately $117.9 million, $41.4 million and $0.9 million, respectively.